                          SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934
                              (AMENDMENT NO.  )

Filed by the Registrant [_]

Filed by a Party other than the Registrant [X]

Check the appropriate box:

[_] Preliminary Proxy Statement       [_] Confidential, for Use of the
                                          Commission Only (as permitted by
                                          Rule 14a-6(e)(2))

[X] Definitive Proxy Statement

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12


                         Providence Energy Corporation
               ------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

                         Providence Energy Corporation
               ------------------------------------------------
                 (Name of Person(s) Filing Proxy Statement if
                          other than the Registrant)


Payment of Filing Fee (check the appropriate box):

[_] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2)
    or Item 22(a)(2) of Schedule 14A.

[_] $500 per each party to the controversy pursuant to Exchange Act Rule
    14a-6(i)(3).

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

    (2) Aggregate number of securities to which transaction applies:

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

    (4) Proposed maximum aggregate value of transaction:

    (5) Total fee paid:

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

    (2) Form, Schedule or Registration Statement No.:

    (3) Filing Party:

    (4) Date Filed:

                         PROVIDENCE ENERGY CORPORATION

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                               JANUARY 16, 1997

  The annual meeting of the shareholders of Providence Energy Corporation will be held at the Providence Biltmore Grand Heritage Hotel, 17th Floor Ballroom, Providence, Rhode Island, on Thursday, January 16, 1997 at 10 o'clock a.m., for the following purposes:

    (1) To elect two directors for terms expiring at the time of the 2000 annual meeting.

    (2) To approve the Providence Energy Corporation's 1997 Non-Employee Director Restricted Stock Plan.

    (3) To transact such other business as may properly come before the meeting.

  Only shareholders of record at the close of business on December 4, 1996 will be entitled to notice of and to vote at the annual meeting.

                                          Alycia L. Goody, Secretary

Providence, Rhode Island
December 18, 1996

  IF YOU ARE UNABLE TO ATTEND THE ANNUAL MEETING IN PERSON, YOU ARE URGED TO EXECUTE AND PROMPTLY RETURN THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED.

                         PROVIDENCE ENERGY CORPORATION

              PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS

                               JANUARY 16, 1997

  This proxy statement has been prepared in connection with the solicitation on behalf of the Board of Directors of Providence Energy Corporation (the "Corporation") of proxies in the accompanying form to be used at the annual meeting of the shareholders of the Corporation to be held January 16, 1997. The cost of such solicitation will be borne by the Corporation. Solicitation of proxies will be by mail, except for some personal solicitations which may be made by regular officers and employees of the Corporation, without special compensation. Any shareholder giving a proxy will have the right to revoke it at any time prior to the voting thereof, by giving the Secretary notice in writing of such revocation. Any shareholder may also revoke his or her proxy in person by so notifying the Secretary at the annual meeting. Unless a proxy received by the Board of Directors is so revoked, the shares represented by such proxy will be voted at the annual meeting in accordance with the specifications made thereon.

  The address of the principal offices of the Corporation is 100 Weybosset Street, Providence, Rhode Island 02903. The approximate date upon which this proxy statement and related proxies are first to be sent to shareholders is December 18, 1996.

                               VOTING AT MEETING

  Only shareholders of record at the close of business on December 4, 1996 will be entitled to notice of and to vote at the annual meeting, and each such shareholder will be entitled to one vote for each share registered in such shareholder's name. On December 4, 1996, there were 5,767,366 shares of the common stock of the Corporation outstanding and entitled to be voted at the annual meeting.

                             ELECTION OF DIRECTORS

  The Board of Directors is divided into three classes, with the terms of office of each class ending in successive years. The terms of office of Mrs. Dorothy G. Kramer and Messrs. James H. Dodge and Kenneth W. Washburn will expire at the time of the 1997 annual meeting and Mrs. Kramer is not standing for reelection. The Executive Committee of the Board of Directors has nominated Messrs. Dodge and Washburn for reelection at the annual meeting, to serve for terms expiring at the 2000 annual meeting.

  It is intended that stock in respect of which proxies are given pursuant to this solicitation will be voted for the election of Messrs. James H. Dodge and Kenneth W. Washburn as members of the Board of Directors for terms expiring at the time of the 2000 annual meeting. In the event that any of such nominees should become unavailable for election, which is not now expected, a substitute nominee or nominees may be designated by the Board of Directors. Cumulative voting is not permitted in the election of directors.

  Certain information with respect to the nominees to be presented at the annual meeting and the directors whose terms of office will continue after the annual meeting is as follows:

                                                                    DIRECTOR EXPIRATION
      NAME AND AGE                  PRINCIPAL OCCUPATION            SINCE(1)  OF TERM
      ------------                  --------------------            -------- ----------
Gilbert R. Bodell, Jr...  Chairman and former President, Frontier     1980      1998
 (66)                      Manufacturing Company (textiles); for-
                           mer Vice President, Valley Lace Co. and
                           Esten Dyeing and Finishing Co., Inc.
James H. Dodge..... (56)  Chairman since January 1992 and Presi-      1991      1997
                           dent and Chief Executive Officer of the
                           Corporation since August 1990
John H. Howland.... (50)  President and Chief Operating Officer,      1993      1999
                           Original Bradford Soap Works, Inc.
Douglas H. Johnson......  Since October 1991: Vice President and      1993      1999
 (53)                      Managing Partner, Van Leesten & John-
                           son, Inc. (business and urban planning
                           consultants)
William Kreykes.... (58)  Since December 1994: President and Chief    1996      1999
                           Executive Officer, Lifespan Corporation
                           (health care system); from 1990 to
                           1994, President and Chief Executive Of-
                           ficer, Rhode Island Hospital
Paul F. Levy....... (46)  From 1992 to 1995, Visiting Lecturer,       1995      1998
                           and from September 1995 to present, Ad-
                           junct Professor, Massachusetts Insti-
                           tute of Technology; from 1987 to 1992:
                           Executive Director, Massachusetts Water
                           Resources Authority (a public authori-
                           ty)
Romolo A. Marsella......  President, Marsella Development Corpora-    1993      1999
 (55)                      tion (real estate development)
M. Anne Szostak.... (46)  Since April 1994: Senior Vice President,    1995      1998
                           Fleet Financial Group; from 1991 to
                           1996: Chairman, and from 1991 to 1994:
                           President and Chief Executive Officer,
                           Fleet Bank of Maine
Kenneth W. Washburn.....  Chairman and President, Union Wadding       1975      1997
 (59)                      Company (manufacturers of non-woven
                           textiles)
W. Edward Wood..... (55)  Since May 1991: President, BDS Manage-      1995      1998
                           ment Group (management and consulting
                           services to a variety of private busi-
                           nesses)

----------
(1) The dates before 1981 set forth in this table reflect the years in which certain of the directors were elected directors of The Providence Gas Company ("Providence Gas"), which became a wholly-owned subsidiary of the Corporation on February 1, 1981.

    None of the directors' employers (other than Providence Gas) is an affiliate of the Corporation.

  Except as noted in the foregoing table, all of the directors have been engaged in their present principal occupations in the same or similar capacities during the past five years.

  The Board of Directors held a total of 10 meetings during the fiscal year ended September 30, 1996.

  The Board has a Finance and Audit Committee, formerly called the Audit Committee, consisting of Mrs. Kramer and Messrs. Bodell (Chairman), Levy and Marsella. The Finance and Audit Committee has responsibility for overseeing the establishment and maintenance of effective internal financial and audit controls; for recommending to the Board the engagement of, and thereafter evaluating the performance of, the Corporation's independent auditors; for making recommendations to the Board with respect to the maintenance of adequate working capital; and for monitoring compliance by officers and employees with the Corporation's code of ethics.

  The Board has an Executive Committee, consisting of Messrs. Washburn (Chairman), Bodell, Dodge, Howland, Levy and Wood. The Executive Committee is generally authorized to exercise all of the powers of the Board between meetings of the Board, with certain exceptions. The Executive Committee also makes recommendations to the Board with respect to the nomination of new directors.

  The Board also has a Human Resources and Planning Committee consisting of Messrs. Howland (Chairman), Johnson, Kreykes and Washburn and Ms. Szostak. The Human Resources and Planning Committee is responsible for ensuring the maintenance by the Corporation of a human resources system which will attract and retain high quality and experienced management; for monitoring compliance by the Corporation's officers and employees with the highest standards of fairness, honesty and integrity; for approving salary increases for officers and employees; for overseeing arrangements for and making recommendations to the Board with respect to management advancement and succession; and for making recommendations to the Board with respect to the adoption of, and to monitor the execution of, a strategic plan for the Corporation.

  Lastly, the Board has a Public Policy Committee, consisting of Messrs. Levy (Co-Chairman), Wood (Co-Chairman), Johnson, Kreykes and Marsella, which is responsible for reviewing and overseeing the implementation of the Corporation's public policies, regulatory strategy and legislative initiatives.

  During the fiscal year ended September 30, 1996 the Finance and Audit Committee held four meetings; the Executive Committee held three meetings; the Human Resources and Planning Committee held seven meetings and the Public Policy Committee held two meetings. Each director attended at least 75 percent of the meetings of the Board of Directors and of the committees upon which he or she served.

  The members of the Board of Directors of the Corporation and of the Executive, Finance and Audit and Human Resources and Planning Committees of the Board also constitute the Board of Directors of Providence Gas and the corresponding committees of that board. The directors of the Corporation (who are also directors of Newport America Corporation, another wholly-owned subsidiary of the Corporation) receive annual retainers of $7,000 (except for Mr. Dodge) plus $600 for attendance at each meeting or committee meeting of the boards of directors of the three corporations. The chairmen of the various committees receive an additional $1,000 annually for serving in such capacity.

  Directors who are not full-time employees of the Corporation are awarded stock options annually on the first business day of each calendar year, the number of shares of the Corporation's common stock covered by such options being determined, in the case of each director, by dividing his or her compensation for services as a director during the preceding year by the closing trading price of the shares on the New York Stock Exchange on the last trading day of the preceding year. The closing price on the next business day is the exercise price of the option. The term of each option is 10 years, but no option is exercisable during the first year following its date of grant.

  Options for an aggregate of 7,449, 8,042 and 7,117 shares of common stock were granted during fiscal years 1996, 1995 and 1994, respectively, to the Corporation's directors. The option prices were $17.00, $15.625 and $19.00 per share, respectively.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  The Corporation and Providence Gas have established lines of credit with five banks, including Fleet Bank. M. Anne Szostak, a director, is an officer of Fleet Financial Group, the parent of Fleet Bank. The highest outstanding borrowings during the year ended September 30, 1996 from Fleet Bank under the lines of credit and under additional credit facilities were $15 million. The terms of such lines of credit and of the borrowings under such additional credit facilities were obtained in arm's length transactions.

                            EXECUTIVE COMPENSATION

  The following sets forth the compensation paid by the Corporation to the Chief Executive Officer and the four other most highly compensated executive officers of the Corporation for services rendered during the last three fiscal years.

SUMMARY COMPENSATION TABLE

                                  ANNUAL COMPENSATION    LONG TERM COMPENSATION
                                ------------------------ -----------------------
                                                          AWARD(S)
                                                         ----------
           (A)             (B)     (C)          (D)         (E)         (F)
           NAME                                          RESTRICTED
           AND                                             STOCK     ALL OTHER
        PRINCIPAL                                         AWARD(S)  COMPENSATION
         POSITION          YEAR SALARY ($) BONUS ($) (1)  ($) (1)     ($) (2)
        ---------          ---- ---------- ------------- ---------- ------------
James H. Dodge............ 1996  $252,288     $55,600     $37,070     $13,050
 Chairman,                 1995  $248,843     $40,200     $26,800     $12,401
 President and             1994  $243,679     $44,142     $29,428     $ 9,399
 Chief Executive Officer
Robert W. Owens........... 1996  $146,638     $31,213     $13,377     $ 6,998
 Senior Vice               1995  $142,518     $23,877     $10,233     $ 7,063
 President                 1994  $140,051     $24,426     $13,153     $ 4,410
James DeMetro............. 1996  $146,638     $32,866     $14,086     $ 5,240
 Senior Vice               1995  $142,518     $23,877     $10,233     $ 3,719
 President                 1994  $140,029     $24,426     $13,153     $ 2,182
Gary S. Gillheeney........ 1996  $138,317     $30,729     $13,169     $ 5,573
 Senior Vice               1995  $112,311     $18,670     $ 8,002     $ 4,912
 President, Chief          1994  $ 97,694     $17,033     $ 9,171     $ 2,871
 Financial Officer
 and Treasurer,
 and Assistant
 Secretary
Alycia L. Goody........... 1996  $ 89,038     $15,460     $ 6,626     $ 2,777
 General Counsel           1995  $ 84,936     $11,567     $ 4,957     $ 2,681
 and Secretary             1994  $ 82,556     $11,170     $ 6,015     $ 2,027

----------
(1) Represents the value of cash awards made (column (d)) and restricted stock awards to be made (column (e)) under the Corporation's 1992 Performance and Equity Incentive Plan (the "Plan"). The cash awards were paid in December 1994, 1995 and 1996. The restricted stock awards for 1994 were paid on April 24, 1995; the awards for 1995 were paid on April 11, 1996; and the awards for 1996 will be awarded in March 1997 in the form of shares of common stock of the Corporation valued at the average of the closing prices for such shares on the New York Stock Exchange on the last five trading days of February. The stock portions of the awards will not vest until the expiration of five years from the date of grant, and each grant is subject to forfeiture in the event that the recipient is not employed by the Corporation or a subsidiary throughout the five-year period. Notwithstanding, earlier vesting may occur at the discretion of the Board of Directors and will occur upon the happening of certain events, including the termination of the recipient's employment by reason of his or her death or disability, or a "change in control" of the Corporation, as defined in the Plan.

(2) Consists of (i) premiums under a group life insurance plan for insurance on officers' lives and attributable to term life insurance coverage, and
    (ii) contributions to the Corporation's Voluntary Investment Plan. Such premiums and contributions for fiscal year 1996 were as follows:

                                                                    VOLUNTARY
                                         LIFE INSURANCE PREMIUMS INVESTMENT PLAN
                                         ----------------------- ---------------
   Mr. Dodge............................         $8,550              $4,500
   Mr. Owens............................         $2,307              $4,691
   Mr. DeMetro..........................         $2,307              $2,933
   Mr. Gillheeney.......................         $1,044              $4,529
   Ms. Goody............................         $  765              $2,012

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION/SAR VALUES

  No options were exercised during the last fiscal year by any of the executive officers named in the Summary Compensation Table. No stock appreciation rights have been issued by the Corporation. The following table reflects the value of unexercised options held by the named executive officers at fiscal year end:

          (A)                  (B)              (C)               (D)              (E)
                                                                                 VALUE OF
                                                               NUMBER OF       UNEXERCISED
                                                              UNEXERCISED      IN-THE-MONEY
                                                            OPTIONS/SARS AT  OPTIONS/SARS AT
                                                               FY-END(#)        FY-END($)
                                                            ---------------- ----------------
                         SHARES ACQUIRED                      EXERCISABLE/     EXERCISABLE/
NAME                     ON EXERCISE(#)  VALUE REALIZED ($) UNEXERCISABLE(1) UNEXERCISABLE(1)
----                     --------------- ------------------ ---------------- ----------------
Mr. Dodge...............      None              N/A              15,000          $16,875
Mr. Owens...............      None              N/A               5,000          $ 4,875
Mr. DeMetro.............      None              N/A               3,000          $12,375
Mr. Gillheeney..........      None              N/A                None              N/A
Ms. Goody...............      None              N/A                 500          $   313

--------
(1) All options are exercisable. Value is based upon the closing price of $17.50 as reported on the American Stock Exchange on September 30, 1996, less the exercise price.

    HUMAN RESOURCES AND PLANNING COMMITTEE REPORT ON EXECUTIVE COMPENSATION

1996 CEO COMPENSATION

  Consistent with its approach to base salary levels for all executive officers, the Committee arrived at the fiscal 1996 salary for Mr. Dodge by reviewing published market compensation survey results provided by an independent compensation consultant, reviewing prior year performance, and considering Mr. Dodge's leadership success in advancing the Corporation's strategic plan.

  In addition, $92,670 has been or will be paid under the Performance and Equity Incentive Plan (the "Plan") to Mr. Dodge for 1996 fiscal year results, as set forth in the Summary Compensation Table. The Committee arrived at this aggregate award by considering the five performance categories set forth in the Plan. In respect to fiscal 1996 results, the Corporation's performance produced the following results:

  1) Three-year average gas cost achieved threshold, a modest decline from fiscal 1995's results.

  2) Three-year average operations and maintenance expense per customer was between target and maximum, an improvement over 1995's results.

  3) Net income results were between target and maximum, a significant turnaround from fiscal 1995's results which were below threshold.

  4) The one-year return on equity result, relative to a national peer group of gas utilities, was between threshold and target, about the same as fiscal 1995's results.

  5) The Committee evaluated Mr. Dodge's personal results at between target and maximum for the Board discretion component, an increase over fiscal 1995's target rating.

  In arriving at this assessment, the Committee noted several achievements in fiscal 1996 which directly relate to four stated goals the Committee approved for Mr. Dodge at the beginning of the Plan year. These achievements involved:

    plans and actions to diversify the Corporation's businesses;

    an articulated strategy to increase the capital size and market strength of the Corporation through acquisitions or alliances;

    development and implementation of a regulatory strategy designed to provide reasonable growth opportunity, to open the distribution system and to provide for full gas cost recovery; and

    focusing the Corporation's culture and employee actions on enhancing customer satisfaction.

  The total fiscal 1996 incentive award to Mr. Dodge represents 35.8 percent of fiscal 1996 salary. This equates to 99.4 percent of the target award of 36 percent of salary and is an improvement over fiscal 1995's earned award. The Committee determined Mr. Dodge's fiscal 1996 award would be divided 60-40 percent between cash compensation and restricted common stock, which restrictions will lapse in five years.

John H. Howland, Chairman
Douglas H. Johnson
William Kreykes
M. Anne Szostak
Kenneth W. Washburn

  Set forth below is a graph comparing the total returns (assuming reinvestment of all dividends) of investments in the Corporation's common stock, the Standard & Poor's Composite Index of 500 Stocks and Edward Jones Natural Gas Distribution Index. The graph assumes $100 invested on September 30, 1991 in the common stock and in each of the indices.


     [COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN GRAPH APPEARS HERE]


                      1991       1992       1993      1994      1995      1996

Providence Energy    $100.00   $ 99.55    $134.28   $120.91   $120.06   $139.93
S&P 500              $100.00   $111.00    $125.36   $130.02   $168.56   $202.71
Edward Jones         $100.00   $108.77    $138.94   $121.09   $137.59   $167.86


CERTAIN COMPENSATION ARRANGEMENTS

  Providence Gas has entered into agreements with certain of its executive officers, including Ms. Goody and Messrs. DeMetro, Dodge, Gillheeney and Owens, pursuant to which each of them is employed by Providence Gas for an indefinite period, subject to termination by either party on 30 days' notice to the other. In the case of termination by Providence Gas of any executive officer without cause, that officer will be entitled to continuance of his or her compensation over the ensuing 12 months.

  If following a "Change in Control" there has been a "Change in Employment Conditions" prior to the exercise by an officer of his or her termination rights under his or her agreement, or if the termination of employment of the officer by Providence Gas is without cause, the officer is entitled to be paid an amount equal to (i) the aggregate of his or her base compensation paid or payable with respect to the 36 months of employment next preceeding the date of termination plus (ii) the aggregate of the amounts paid or payable under the Corporation's Performance and Equity Incentive Plan (or such other incentive plan of the Corporation as may be in effect from time to time) for the three full fiscal years next preceding the date of termination. Such amount is payable over the 24-month period next following the date of termination.

  A Change in Control is defined in the agreements as, generally, any transfer of all or substantially all of the assets of Providence Gas, certain reorganizations of the Corporation, and the acquisition by any person of the beneficial ownership of 30 percent or more of the common stock of Providence Gas or the Corporation. A Change in Employment Conditions is defined in the agreements as, in general, any substantial change in the nature of the officer's employment by Providence Gas, including any substantial change in his or her position, duties, responsibilities and status with Providence Gas (other than changes occasioned by his or her retirement, permanent disability or death), any failure by Providence Gas to increase the officer's salary at a rate commensurate with the average rate of increases, from time to time, in the salaries of all of the officers of Providence Gas, or any relocation of the principal executive offices of Providence Gas or the officer's place of employment from the Providence, Rhode Island area.

  In each case, the officer's annual compensation under his or her employment agreement will be established by the Board of Directors of Providence Gas from time to time, subject to a minimum equivalent to the previous year's base compensation.

RETIREMENT PLAN

  Providence Gas presently has in effect non-contributory retirement plans for the benefit of its bargaining unit and non-bargaining unit employees, respectively. The retirement plan for the non-bargaining unit employees (the "Plan") provides for the payment of fixed benefits upon normal retirement at age 65 on the basis of years of service and covered compensation of each employee. Officers are eligible to participate in the Plan, but directors are not eligible unless they are otherwise full-time employees of Providence Gas. Covered compensation includes basic compensation, and does not include overtime, premium pay or payments made pursuant to an incentive plan. All covered compensation of executive officers for fiscal year 1996 is included in the Summary Compensation Table set forth above. Annual retirement benefits are equal to two percent of the employee's "average pay" (average of the total annual compensation during the 36 consecutive months in which pay was the highest out of the last 120 months with the company) less one and two-thirds percent of the employee's primary Social Security benefit, multiplied by the Employee's years of credited service (not exceeding 30 years), plus one and one-half percent of the employee's "average pay" times the number of the employee's years of credited service in excess of 30 years.

  Examples of maximum annual full retirement benefits payable under the Plan to employees, including officers, are set forth in the table below, and are based on the assumption that an employee shall have retired at the normal retirement age of 65.

                                                   YEARS OF SERVICE
                                        ---------------------------------------
   AVERAGE PAY                            15      20      25      30      35
   -----------                          ------- ------- ------- ------- -------
   $100,000............................ $26,256 $35,008 $43,760 $52,512 $60,012
   $125,000............................ $33,756 $45,008 $56,260 $67,512 $76,887
   $150,000*........................... $41,256 $55,008 $68,760 $82,512 $93,762
   $175,000............................ $41,256 $55,008 $68,760 $82,512 $93,762
   $200,000............................ $41,256 $55,008 $68,760 $82,512 $93,762
   $225,000............................ $41,256 $55,008 $68,760 $82,512 $93,762
   $250,000............................ $41,256 $55,008 $68,760 $82,512 $93,762
   $300,000............................ $41,256 $55,008 $68,760 $82,512 $93,762
   $350,000............................ $41,256 $55,008 $68,760 $82,512 $93,762

----------
* The maximum permissible compensation which may be taken into consideration in 1996 in establishing retirement benefits under a qualified plan.

  For the fiscal year ended September 30, 1996, the years of service credited for retirement benefits for the individuals named in the Summary Compensation Table are as follows: James DeMetro -- three years; James H. Dodge -- four years; Gary S. Gillheeney -- 15 years; Alycia L. Goody -- six years; and Robert W. Owens -- 17 years.

  In addition to the Plan discussed above, Providence Gas maintains a Supplemental Retirement Plan (the "Supplemental Plan") which, on an unfunded basis, provides for additional retirement benefits for all executive officers, including those named in the Summary Compensation Table. In the case of an officer retiring at age 65, the annual benefits under the Supplemental Plan are equal to 65 percent of one-third of the officer's highest total compensation over any consecutive 36 months during the last 120 months of his or her employment, less (i) the normal retirement benefits payable to the officer under the Plan described above or under any other retirement plan of any third party and (ii) the officer's annual Social Security benefit. A participant who has reached age 60 with at least 10 years of employment by Providence Gas is eligible for early retirement, in which case, if the officer's early retirement date falls on or after his or her 62nd birthday and the officer has attained 25 years of credited service, he or she is entitled to receive his or her full unreduced benefit commencing on his or her actual retirement date. If the officer's early retirement date falls prior to his or her 62nd birthday, he or she is entitled to receive a benefit which is the actuarial equivalent of the foregoing benefit, commencing on his or her actual retirement date, plus a temporary annuity, commencing on the later of his or her retirement and his or her 60th birthday and payable until his or her 62nd birthday, of an amount equal to his or her Social Security benefit. If a participant becomes disabled and thereafter receives monthly disability payments under the Providence Gas long term disability insurance plan, he or she will receive no retirement benefits until he or she reaches age 65, at which time benefits will commence to be payable in the same amount as if the participant had retired at age 65.

VOLUNTARY INVESTMENT PLAN

  Effective October 1, 1991, the Corporation adopted a Voluntary Investment Plan (the "Plan") for the non-bargaining unit employees of the Corporation and its subsidiaries. The Plan was extended to certain bargaining-unit employees effective January 1, 1992. Each employee who has attained age 21 and has earned at least 1,000 hours of service during his or her first 12 months of employment, or during any calendar year thereafter, is eligible to participate in the Plan.

  A participating employee may contribute from one percent to 18 percent of his or her compensation to the Plan, up to the $9,500 annual maximum currently permitted by the Internal Revenue Service.

  The Corporation will contribute $.50 for each $1.00 contributed by a participating employee, up to six percent of the employee's compensation. At the option of the employee, the contributions are invested in one or more of a variety of funds, including a fund consisting solely of shares of the Corporation's common stock.

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  The stockholder listed below was the beneficial owner of more than five percent of the outstanding common stock, $1.00 par value, of the Corporation at the close of business on December 4, 1996.

                                          AMOUNT AND NATURE
   NAME AND ADDRESS OF BENEFICIAL OWNER   OF BENEFICIAL OWNERSHIP PERCENT OF CLASS
   ------------------------------------   ----------------------- ----------------
   J. P. Morgan & Co. Incorporated         398,620, directly and        6.96
   60 Wall Street                          through subsidiaries
   New York, New York 10260

  The following table reflects as of December 4, 1996, the beneficial ownership of shares of common stock of the Corporation (ignoring fractional shares) by directors, nominees for director and executive officers of the Corporation (all shares being owned directly, except as otherwise noted):

                                                    SHARES BENEFICIALLY OWNED*
                                                   ----------------------------
NAME OF INDIVIDUAL OR                                            SHARES SUBJECT
IDENTIFICATION OF GROUP                            ISSUED SHARES  TO OPTIONS**
-----------------------                            ------------- --------------
Gilbert R. Bodell, Jr............................      1,290(1)       6,147
James DeMetro....................................      2,775          3,000
James H. Dodge...................................      6,311(2)      15,000
Gary S. Gillheeney...............................      2,166           none
Alycia L. Goody..................................      1,414            500
John H. Howland..................................        100          2,401
Douglas H. Johnson...............................         75          2,531
William Kreykes..................................        200           none
Paul F. Levy.....................................        750            914
Romolo A. Marsella...............................      1,413(3)       2,304
Robert W. Owens..................................      3,969(4)       5,000
M. Anne Szostak..................................        200            730
Kenneth W. Washburn..............................        450          6,616
W. Edward Wood...................................        500            814
All Directors, Nominees and Executive Officers as
 a Group.........................................     34,035(5)      56,822

  * The beneficial ownership of shares of directors and executive officers of the Corporation (including shares subject to options) in no individual case exceeded one percent of the outstanding common stock of the Corporation. Such ownership represented in the aggregate approximately one percent of the outstanding common stock.

  ** To the extent exercisable within 60 days.
----------
(1) Includes 888 shares held by Mr. Bodell's wife.
(2) Includes 1,100 shares held by Mr. Dodge's wife.
(3) Includes 656 shares held by Mr. Marsella's wife as custodian for a child and 656 shares held by Mr. Marsella as custodian for a child.
(4) Includes 560 shares held by Mr. Owens' wife as custodian for their children.
(5) Includes 26,845 shares held directly, and 7,190 shares held indirectly.

                       APPROVAL OF RESTRICTED STOCK PLAN

  On November 21, 1996, the Board of Directors of the Corporation adopted the Providence Energy Corporation's 1997 Non-Employee Director Restricted Stock Plan (the "Directors' Plan") and recommended its approval by the shareholders at the 1997 annual meeting.

  It is proposed that the following vote be submitted to the shareholders at the annual meeting:

    VOTED: That the 1997 Non-Employee Director Restricted Stock Plan of Providence Energy Corporation, as submitted to the shareholders as Exhibit A to the proxy statement for this annual meeting, be and the same hereby is adopted and approved.

  The Board of Directors recommends a vote FOR the approval of the Directors' Plan, and the enclosed proxy will be voted FOR such approval unless the proxy specifically indicates otherwise.

  The following summary of the Directors' Plan does not purport to be complete, and is subject to and qualified in its entirety by reference to the text of the Directors' Plan, which is annexed hereto as Exhibit A.

  Administration. The Directors' Plan shall be administered by a committee (the "Administrator") to be designated by the Board of Directors. The Administrator is granted authority, subject to the terms of the Directors' Plan, to establish rules and regulations for the administration of the Directors' Plan and to make such determinations and take such actions as the Administrator deems necessary or advisable in connection with the Directors' Plan.

  Shares Subject to the Directors' Plan. The Directors' Plan authorizes up to an aggregate of 50,000 shares of the Corporation's common stock, $1.00 par value per share, subject to adjustment in the event of stock splits, stock dividends and other exchanges of shares occurring after the effective date of the Directors' Plan.

  Eligibility. All non-employee Directors of the Corporation shall automatically participate in the Directors' Plan as of the later of (i) the effective date of the Directors' Plan, or (ii) the date of such non-employee Director's initial election to the Board. A Director who is a regular employee or officer of the Corporation is not eligible to participate in the Directors' Plan. A participant shall cease participation in the Directors' Plan as of the date the participant (i) fails to be re-elected to the Board, (ii) resigns or otherwise vacates his or her position on the Board, or (iii) becomes a regular employee or officer of the Corporation.

  Awards to Directors. The Directors' Plan provides that, commencing with October 1, 1997, on the first day of the Corporation's fiscal year in each fiscal year, a participant shall be awarded that number of shares with a market value on such date equal to 25 percent of such participant's aggregate annual fee, meeting fees, and chairman fees for the prior fiscal year. The interest of a participant in the shares granted under the Directors' Plan shall vest on the third anniversary of the grant date, provided that such participant shall have remained a Director of the Corporation or one of its participating subsidiaries for the three years following the grant date. Unless the vesting is accelerated by virtue of the Director's death or disability, a "change in control" as described in the Directors' Plan, or retirement, any participant who fails to remain a Director for three years following the grant date shall forfeit all unvested shares. Notwithstanding the foregoing provisions of vesting, a participant shall have all the rights of a shareholder of the Corporation with respect to unvested shares registered in his or her name.

  Amendment and Termination. No award shall be granted pursuant to the Directors' Plan after September 30, 2007. The Board of Directors may terminate the Directors' Plan at any time and may amend the Directors' Plan at any time or from time to time, provided that, with certain exceptions, the Directors' Plan may not be amended more than once every six months. Any amendment that would increase the aggregate number of shares that may be issued pursuant to the Directors' Plan, materially increase the benefits accruing to participants under the Directors' Plan or materially modify the requirements as to eligibility for participation in the Directors' Plan shall be subject to the approval of the Corporation's shareholders to the extent required by Rule 16b-3 under the Exchange Act (other than with respect to share adjustments). No suspension, amendment or termination shall adversely affect or impair the rights of a participant to any then issued and outstanding award without the consent of such participant.

  Tax Consequences. There will be no federal income tax consequences to either the non-employee Director or the Corporation on the grant of the shares described above. On a disposition of the shares, the Director will recognize a gain or loss equal to the difference between the amount realized and the ordinary compensation income recognized. Such gain or loss will be treated as a short term or long term capital gain or loss, depending on the length of time that the participant held the shares. Under the Internal Revenue Code, a Director normally will not realize taxable income and the Corporation will not be entitled to a deduction upon the grant of shares, until the shares become transferable or are no longer subject to a substantial risk of forfeiture (as defined in the Code), at which time the Director will realize taxable ordinary income in an amount equal to the fair market value for such number of shares at that time, and the Corporation will be entitled to a deduction in the same amount. However, a Director may make an election to recognize taxable ordinary income in the year the shares are awarded in an amount equal to their fair market value at the time of the award, determined without regard to the restrictions, and in that event, the Corporation will be entitled to a deduction in such year in the same amount.

  Required Vote. The affirmative vote of the holders of a majority of the common stock present or represented at the meeting is required for approval of the Directors' Plan.

                        INDEPENDENT PUBLIC ACCOUNTANTS

  Arthur Andersen LLP acted as independent public accountants to audit the books of the Corporation for the fiscal year ended September 30, 1996. It is expected that a representative of Arthur Andersen LLP will be present at the annual meeting with the opportunity to make a statement, if he or she so desires, and that such representative will be available to respond to appropriate questions. No accountants have yet been selected to audit the books of the Corporation for the fiscal year ending September 30, 1997; the Board of Directors is currently reviewing various alternatives in an effort to secure the highest quality auditing services at the most reasonable costs.

                            ADDITIONAL INFORMATION

  The Corporation will provide without charge to each shareholder entitled to vote at the annual meeting, on the written request of any such shareholder, a copy of the Corporation's annual report to the Securities and Exchange Commission on Form 10-K for the year ended September 30, 1996. Requests for copies of such report should be addressed to the Corporation at 100 Weybosset Street, Providence, Rhode Island 02903, Attention: Investor Relations.

                       PROPOSALS FOR 1998 ANNUAL MEETING

  If a shareholder intending to present a proposal at the 1998 annual meeting (presently anticipated to be held during the month of January, 1998) wishes to have such proposal included in the Corporation's proxy statement and form of proxy relating to the meeting, the shareholder will be required to submit the proposal to the Corporation not later than August 18, 1997.

                                 OTHER MATTERS

  No business other than that set forth in the attached notice of meeting is expected to come before the annual meeting, but should any other matters requiring a vote of shareholders arise, including a question of adjourning the meeting, the persons named in the accompanying proxy will vote thereon according to their best judgment in the interest of the Corporation. In the event any of the nominees for the office of director should withdraw or otherwise become unavailable for reasons not presently known, the persons named as proxies will vote for other persons in their place in which they consider the best interests of the Corporation.

  You are urged to sign and return your proxy promptly to make certain your shares will be voted at the meeting. You may revoke your proxy at any time before it is voted.

                                          By Order of the Board of Directors

                                          Alycia L. Goody, Secretary

Dated: December 18, 1996

                                                                      EXHIBIT A

                         PROVIDENCE ENERGY CORPORATION

                       NON-EMPLOYEE DIRECTOR STOCK PLAN

  This Providence Energy Corporation Non-Employee Director Stock Plan (the "Plan") is adopted by Providence Energy Corporation (the "Corporation") for the purpose of advancing the interests of the Corporation by giving the Corporation's non-employee directors a proprietary interest in the Corporation's success, by compensating them for their services to the Corporation and by attracting able individuals to directorships with the Corporation.

  1. Definitions. For purposes of this Plan, the following terms shall have the meanings set forth below:

  "ADMINISTRATOR" means the person(s) appointed by the Board to administer the Plan as provided in Paragraph 2 hereof.

  "ANNUAL FEE" means, for each full year of service as a director of the Corporation, an annual retainer in the amount established by the Board as compensation for such service.

  "ANNUAL MEETING" means the annual meeting of the Corporation's shareholders.

  "BOARD" means the Board of Directors of Providence Energy Corporation.

  "CHAIRMAN FEE(S)" means, for a director who is the chairman of any committee of the Board, an annual retainer (in addition to the Annual Fee and Meeting Fee(s)) in an amount established by the Board as compensation for service by the chairman.

  "CHANGE IN CONTROL" shall have the meaning set forth in Paragraph 4(b)(ii) hereof.

  "COMMON SHARES" means the Corporation's common stock, $1.00 par value per share.

  "CORPORATION" means Providence Energy Corporation, a Rhode Island corporation.

  "EFFECTIVE DATE" means November 21, 1996, subject to the approval of the Plan by the Corporation's shareholders.

  "GRANT DATE" means the effective date of a grant of Common Shares pursuant to Paragraph 4 hereof.

  "GRANT SHARES" means the Common Shares granted and issued to a Participant pursuant to Paragraph 4 hereof and any securities issued with respect thereto as a result of a stock dividend, stock split, recapitalization or otherwise.

  "MARKET VALUE" means, as of any Grant Date, (i) the average of the closing prices for the Common Shares on the principal national securities exchange on which the Common Shares are listed or admitted to trading, on the last five
(5) days immediately preceding the Grant Date on which the Common Shares are traded on such exchange, or (ii) if the Common Shares are not so listed or admitted to trading, then the average of the last quoted prices with respect to the Common Shares or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market with respect to the Common Shares, in either case as reported by the National

Association of Securities Dealers, Inc. Automated Quotation System or such other system as may then be in use, for the last five (5) days immediately preceding the Grant Date for which such quotation or reports are available.

  "MEETING FEE(S)" means an amount per each meeting of the Board or committee of the Board attended as established by the Board as compensation for such attendance.

  "PARTICIPANT" means a director who has met the requirements of eligibility and participation described in Paragraph 3 hereof.

  2. Administration. The Plan shall be administered by the Administrator. The Administrator may establish, subject to the provisions of the Plan, such rules and regulations as it deems necessary for the proper administration of the Plan, and make such determination and take such action in connection therewith or in relation to the Plan as it deems necessary or advisable, consistent with the Plan.

  3. Eligibility and Participation.

  (a) All non-employee directors of the Corporation shall automatically participate in the Plan as of the later of (i) the Effective Date, or (ii) the date of initial election to the Board. A director who is a regular employee or officer of the Corporation is not eligible to participate in the Plan.

  (b) A Participant shall cease participation in the Plan as of the date the Participant (i) fails to be reelected to the Board, (ii) resigns or otherwise vacates his or her position on the Board, or (iii) becomes a regular employee or officer of the Corporation.

  4. Stock Awards. Commencing with October 1, 1997, on the first day of the Corporation's fiscal year in each fiscal year, a Participant shall be awarded that number of shares with a Market Value on such date equal to 25 percent of such Participant's aggregate Annual Fee, Meeting Fees and Chairman Fees for the prior fiscal year provided, however, that no awards shall be granted pursuant to this Plan after September 30, 2007. Such awards shall be subject to the following terms and conditions:

  (a) Three-Year Vesting. The interest of a Participant in any Common Shares granted hereunder ("Grant Shares") shall vest on the third anniversary of the Grant Date, provided that the Participant shall have remained a director of the Corporation or one of its participating subsidiaries for the three years following the Grant Date; if such Participant fails to complete such three-year service requirement and his or her interest in such Grant Shares is not otherwise vested under paragraph (b) or (c) below, such Participant shall forfeit to the Corporation all unvested Grant Shares theretofore issued to such Participant hereunder and such Participant shall thereafter have no further rights with respect to such Grant Shares.

  (b) Acceleration of Vesting. Notwithstanding the provisions of paragraph
(a), a Participant's interest in Grant Shares shall become immediately vested upon any of the following occurrences:

    (i) The Participant ceases to be a director of the Corporation or any of its participating subsidiaries by reason of such Participant's death or disability (as defined in Section 72(m)(7) of the Internal Revenue Code of 1986, as amended); or

    (ii) There is a "Change in Control" of the Corporation. A "Change in Control" shall mean the occurrence of any of the following:

      A. Any Person (as hereinafter defined) shall, together with all Affiliates (as hereinafter defined) of such Person, become the Beneficial Owner (as hereinafter defined) of twenty percent (20%) or more of the outstanding Common Shares of the Corporation. The term "Person" shall mean an individual, a corporation, association, partnership, joint venture, trust, organization or any other entity. An "Affiliate", with respect to any Person, shall mean any other Person who is, or who would be deemed to be, an "affiliate" or an "associate" of such Person within the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as such Rule is in effect from time to time. A Person shall be deemed to be the "Beneficial Owner" of any Common Shares of which such Person or any of such Person's Affiliates is deemed to be a "beneficial owner" within the meaning of Rule 13d-3 of the General Rules and Regulations under the Exchange Act, as such Rule is in effect from time to time.

      B. The Board of the Corporation approves any consolidation or merger of the Corporation in which the Corporation is not to be the surviving corporation or pursuant to which the Common Shares or other voting common stock of the Corporation are to be converted into cash, securities or other property, or any sale, lease, exchange or other transfer (in a single transaction or in a series of related transactions) of all or substantially all the assets of the Corporation; or

      C. During any 24-month period individuals who at the beginning of such period constituted the Board of the Corporation cease for any reason to constitute a majority thereof; provided, however, that any Director who was not in office at the beginning of such 24-month period, but whose election by the Board or by the Corporation's shareholders was to fill a vacancy caused by the death or retirement of a Director and who was approved by a vote of at least two-thirds of the Directors then in office who either were Directors at the beginning of such period or whose election was previously so approved shall be deemed to have been in office at the beginning of such period for purposes of this clause C.

  (c) Vesting on Retirement. If a Participant to whom Grant Shares are issued hereunder ceases to be a director of the Corporation or any of its participating subsidiaries during the three-year period provided for in paragraph (a) by reason of his or her retirement following attaining age 65, the interest of the Participant in any Grant Shares then subject to forfeiture shall become vested on the date of such retirement.

  (d) Rights as a Shareholder. Except as otherwise provided in this Paragraph 4, a Participant shall have all of the rights of a shareholder of the Corporation with respect to Grant Shares registered in his or her name, including the right to vote such Grant Shares and receive dividends and other distributions paid or made with respect to such Grant Shares.

  (e) Share Adjustments. The provisions contained in the Plan shall apply to any other shares of capital stock of the Corporation or other securities which may be acquired by the Participant as a result of a share dividend, share split, share combination or exchange for other securities resulting from any recapitalization, reorganization or any other transaction affecting the Grant Shares.

  (f) Custody of Grant Shares. At the time of the issuance of Grant Shares to a Participant, the Participant shall deposit the certificate therefor with the Corporation, together with an assignment thereof duly executed in blank, with signature guaranteed as required by the Corporation. The Corporation shall, so long as such Grant Shares are subject to forfeiture under paragraph (a), retain custody of such certificate and assignment for the account and benefit of the Participant. If such Grant Shares shall be forfeited pursuant to paragraph (a), the Corporation may cause such Grant Shares to be transferred of record into the name of the Corporation, or its nominee. At the time all forfeiture provisions relating to such Grant Shares shall terminate, the Corporation will, upon payment to the Corporation by the Participant of an amount equal to all taxes required to be withheld by the Corporation as a result of such termination, or upon the making of alternative arrangements under paragraph (g) below, deliver such certificate to the Participant, together with assignment referred to above, without restrictions except for such restrictions as may be required to ensure compliance with Federal and state securities laws. Any such restrictions may at the Corporation's discretion be noted or referred to conspicuously on such certificate prior to its delivery to the Participant.

  (g) Withholding Taxes. At the time of the issuance of Grant Shares to a Participant, and as a condition of the Corporation's obligation to deliver a certificate for such Grant Shares to the Participant, the Participant shall pay to the Corporation an amount equal to all taxes required to be withheld by the Corporation for the account of the Participant as a result of such issuance; or, in lieu of such payment, the Corporation may, at its sole option, accept the written authorization of the Participant to withhold such taxes from compensation thereafter becoming payable to the Participant by the Corporation. If the Participant shall elect under Section 83 of the Internal Revenue Code of 1986, as amended, to accelerate the recognition of income attributable to the receipt of Grant Shares, the Participant shall furnish the Corporation with a copy of such election concurrently with its filing with the Internal Revenue Service and shall pay to the Corporation the amount of taxes required to be withheld for the account of the Participant by reason of such election.

  (h) Compliance with Securities Laws. Common Shares issued by the Corporation shall be granted and issued only in full compliance with all applicable securities laws, including laws, rules and regulations of the Securities and Exchange Commission and applicable state Blue Sky Laws. With respect thereto, the Administrator may impose such conditions on transfer, restrictions and limitations as it may deem necessary and appropriate to assure compliance with such applicable securities laws.

  5. Shares Subject to the Plan.

  (a) The Common Shares to be issued and delivered by the Corporation under the Plan may be either authorized but unissued shares or treasury shares of the Corporation.

  (b) The aggregate number of Common Shares of the Corporation which may be issued under the Plan shall not exceed 50,000 shares; subject, however, to the adjustment provided in Paragraphs 4(a) and 5(c) in the event of stock splits, stock dividends, exchanges of shares of the like occurring after the Effective Date of this Plan.

  (c) In the event there is any change in the Corporation's Common Shares resulting from stock splits, stock dividends, combinations or exchanges of shares, or other similar capital adjustments, equitable proportionate adjustments shall automatically be made without further action by the Board or Administrator in the number of the Common Shares available for award under this Plan.

  6. Amendment or Termination. The Board may terminate this Plan at any time, and may amend the Plan at any time or from time to time; provided, however, that the Plan shall not be amended more than once every six months, other than to comport with changes in the Internal Revenue Code, the Employee Retirement Income Security Act, or the rules thereunder; and further provided that any amendment that would increase the aggregate number of Common Shares that may be issued under the Plan, materially increase the benefits accruing to Participants under the Plan, or materially modify the requirements as to eligibility for participation in the Plan shall be subject to the approval of the Corporation shareholders to the extent required by Rule 16b-3 under the Exchange Act, or any other governing rules or regulations except that such increase or modification that may result from adjustments authorized by Paragraph 4(e) does not require such approval. No suspension, amendment or termination shall adversely affect or impair the rights of a Participant to any then issued and outstanding Grant Shares without the consent of such Participant.

  7. Corporation Responsibility. All expenses of this Plan, including the cost of maintaining records, shall be borne by the Corporation.

  8. Implied Consent. Every Participant, by acceptance of an award under this Plan, shall be deemed to have consented to be bound, on his or her own behalf and on behalf of his or her heirs, assigns and legal representatives, by all of the terms and conditions of this Plan.

  9. Rhode Island Law to Govern. This Plan shall be construed and administered in accordance with and governed by the laws of the State of Rhode Island.

  10. Indemnification of the Administrator. In addition to such other rights of indemnification he or she may have as an officer, the Administrator shall be indemnified by the Corporation against the reasonable expenses, including attorneys' fees, actually and necessarily incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal herein, to which he or she may be a party by reason or any action taken or any failure to act under or in connection with the Plan, or any award granted hereunder, and against all amounts paid by him or her in satisfaction of a judgment in any such action, suit or proceeding in which he or she has been determined to be liable for misconduct in his or her duties; provided that within fifteen (15) days after receipt of service of process in connection with any such action, suit or proceeding the Administrator shall in writing offer the Corporation the opportunity, at the Corporation's expense, to defend the same on his or her behalf.

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